Free Writing Prospectus	Filed Pursuant to Rule 433
(To the Prospectus dated February 10, 2009, and the Prospectus Supplement dated March 1, 2010)	Registration No. 333-145845

August 9, 2010

BARCLAYS BANK PLC

Barclays Reverse Convertible NotesSM	All Asset Classes and Structures Under One RoofSM

Terms used in this free writing prospectus are described or defined in the prospectus supplement. The reverse convertible notes (the “Notes”) offered will have the terms described in the prospectus supplement and the prospectus, as supplemented by this free writing prospectus. THE NOTES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY.

Each reference asset below is in the form of a linked share and represents a separate Note offering. The purchaser of a Note will acquire a security linked to a single linked share (not a basket or index of linked shares). The following terms relate to each separate Note offering:

•	Issuer: Barclays Bank PLC

•	Issue date: August 31, 2010

•	Initial valuation date: August 26, 2010

•	Final valuation date: August 26, 2011

•	Maturity date: August 31, 2011

•	Initial price: Closing price of the linked share on the initial valuation date.

•	Final price: Closing price of the linked share on the final valuation date.

•	Protection price: The protection level multiplied by the initial price, rounded to the nearest cent as appropriate.
•	Interest payment dates: Paid monthly in arrears on the same day of the month as the issue date and calculated on a 30/360 basis, commencing on the month following the issue date.

•	Public offering price: Variable Price Re-offers**

•	Tax allocation of coupon rate:

Deposit income*: TBD

Put premium: The coupon rate minus the deposit income.

The following terms relate to the specific Note offering for each respective linked share:

Linked Share	Initial Share Price	Page Number	Ticker Symbol	Principal Amount	Coupon Rate*	Protection Level	Aggregate Proceeds to Issuer**	Note Issuance#	CUSIP/ISIN
Alpha Natural Resources, Inc.	TBD	FWP-8	ANR	TBD	10.00%	75.0%	TBD	E-5857	06740PLS3/ US06740PLS38
Caterpillar Inc.	TBD	FWP-10	CAT	TBD	8.50%	80.0%	TBD	E-5858	06740PLT1/ US06740PLT11
Consol Energy Inc.	TBD	FWP-12	CNX	TBD	10.00%	75.0%	TBD	E-5859	06740PLU8/ US06740PLU83
The Dow Chemical Company	TBD	FWP-14	DOW	TBD	9.00%	80.0%	TBD	E-5860	06740PLV6/ US06740PLV66
Eldorado Gold Corporation	TBD	FWP-16	EGO	TBD	9.50%	75.0%	TBD	E-5861	06740PLW4/ US06740PLW40
Foster Wheeler AG	TBD	FWP-18	FWLT	TBD	9.50%	75.0%	TBD	E-5862	06740PLX2/ US06740PLX23
International Paper Company	TBD	FWP-20	IP	TBD	9.50%	75.0%	TBD	E-5863	06740PLY0/ US06740PLY06
KeyCorp	TBD	FWP-22	KEY	TBD	10.10%	70.0%	TBD	E-5864	06740PLZ7/ US06740PLZ70

*	Annualized Rate
**	Barclays Capital Inc. has agreed to purchase the Notes from us at 100% of the principal amount minus a commission equal to $[•] per $1,000 principal amount, or [—]%, resulting in aggregate proceeds to Barclays Bank PLC with respect to each Note offering as indicated in the table above. Barclays Capital Inc. proposes to offer the Notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. Barclays Capital Inc. may also use all or a portion of its commissions on the Notes to pay selling concessions or fees to other dealers.

See “Risk Factors” in this free writing prospectus and beginning on page S-5 of the prospectus supplement for a description of risks relating to an investment in the Notes.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated March 1, 2010, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, the pricing supplement and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

GENERAL TERMS FOR EACH NOTES OFFERING

This free writing prospectus relates to separate Note offerings, each linked to a different linked share. The purchaser of a Note will acquire a security linked to a single linked share (not to a basket or index of linked shares) identified on the cover page. You may participate in any one of the Notes offerings or, at your election, in more than one. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although each Note offering relates only to the individual linked share identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any of those linked shares or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus and the prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. The prospectus and the prospectus supplement may be accessed on the SEC website at www.sec.gov as follows:

Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

Prospectus Supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-5 of the prospectus supplement as the following highlights some, but not all, of the risk considerations relevant to investing in the Notes. In particular we urge you to read the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”.

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

Suitability of Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this free writing prospectus, the applicable pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

No Principal Protection—The principal amount of your investment is not protected and you may receive less, and possibly significantly less, than the amount you invest.

Return Limited to Coupon—Your return is limited to the coupon payments. You will not participate in any appreciation in the price of the linked share.

No Secondary Market—Upon issuance, the Notes will not have an established trading market.

Market Disruption Events and Adjustments—The calculation agent may adjust any variable described in this free writing prospectus, including but not limited to the final valuation date, the initial price, the final price, the protection level, the protection price, the physical delivery amount and any combination thereof as described in the following sections of the accompanying prospectus supplement.

•	For a description of what constitutes a market disruption event and the consequences thereof, see “Reference Assets—Equity Securities—Market

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Disruption Events Relating to Securities with an Equity Security as the Reference Asset” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to linked shares that are exchange-traded funds; and

•

For a description of further adjustments that may affect the linked share, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” with respect to linked shares that are exchange-traded funds.

Taxes—We intend to treat each Note as a put option written by you in respect of the reference asset and a deposit with us of cash in an amount equal to the principal amount of the Note to secure your potential obligation under the put option. Pursuant to the terms of the Notes, you agree to treat the Notes in accordance with this characterization for all U.S. federal income tax purposes. However, because there are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. See “Certain U.S. Federal Income Tax Considerations” below.

SUMMARY

Principal Payment at Maturity

A $1,000 investment in the Notes will pay $1,000 at maturity unless: (a) the final price of the linked shares is lower than the initial price of the linked shares; and (b) between the initial valuation date and the final valuation date, inclusive, the closing price of the linked shares on any day is below the protection price.

If the conditions described in (a) and (b) are both true, at maturity you will receive, at our election, instead of the full principal amount of your Notes, either (i) the physical delivery amount (fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price), or (ii) a cash amount equal to the principal amount you invested reduced by the percentage decrease in the price of the linked share.

If you receive shares of the linked shares in lieu of the principal amount of your Notes at maturity, the value of your investment will approximately equal the market value of the shares of the linked shares you receive, which could be substantially less than the value of your original investment. You may lose some or all of your principal if you invest in the Notes.

Interest

The Notes will bear interest, if any, from the issue date specified on the front cover at the coupon rate specified on the front cover of this free writing prospectus. The interest paid, if any, will include interest accrued from the issue date or the prior interest payment date, as the case may be, to, but excluding, the relevant interest payment date or maturity date. No interest will accrue and be payable on your Notes after the maturity date specified on the front cover if such maturity date is extended or if the final valuation date is extended. A “business day” is any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which the banking institutions in New York City or London, generally, are authorized or obligated by law, regulation or executive order to close. See generally “Interest Mechanics” in the prospectus supplement.

Physical Delivery Amount

The physical delivery amount will be calculated by the calculation agent by dividing the principal amount of your Notes by the initial price of the linked shares. The physical delivery amount, the initial price of the linked shares and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, each Note should be treated as a put option

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written by you (the “Put Option”) that permits us to (1) sell the reference asset to you at maturity for an amount equal to the Deposit (as defined below), plus any accrued and unpaid interest, acquisition discount and/or original issue discount on the Deposit, or (2) “cash settle” the Put Option (i.e., require you to pay to us at maturity the difference between the Deposit (plus any accrued and unpaid interest, acquisition discount, and/or original issue discount on the Deposit) and the value of the reference asset at such time), and a deposit with us of cash in an amount equal to the “issue price” or purchase price of your Note (the “Deposit”) to secure your potential obligation under the Put Option. We intend to treat the Notes consistent with this approach. However, other reasonable approaches are possible. Pursuant to the terms of the Notes, you agree to treat the Notes as cash deposits and put options with respect to the reference asset for all U.S. federal income tax purposes. Because the term of the Notes is less than one year, we intend to treat the Deposits as “short-term debt instruments” for U.S. federal income tax purposes. Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to short-term obligations. However, because under certain circumstances, the Notes may be outstanding for more than one year, it is possible that the Deposit may not be treated as short-term obligations. In that event, the U.S. federal income tax treatment of the Deposit would be described under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Payments of Interest” in the accompanying prospectus supplement.

On the cover page we have determined the yield on the Deposit and the Put Premium, which are treated as described in the section of the accompanying prospectus supplement called “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options”. In addition, we intend to treat any discount on the Notes as attributable to the Put Option, and therefore as if Put Premium equal to the discount is paid to the holder. However, the Internal Revenue Service (the “IRS”) could assert that any discount on the Notes should be attributable in whole or in part to the Deposit. Moreover, if the IRS were successful in asserting an alternative characterization for the Notes, the timing and character of income on the Notes might differ.

On December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of certain notes (which may include the Notes). According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether a holder of such notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.

It is possible, however, that under such guidance, holders of such notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code (which are discussed further in the prospectus supplement) might be applied to such instruments. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding the notice and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the Notes.

Holders that are individuals (and, to the extent provided in future regulations, entities) may be subject to reporting obligations applicable to certain foreign financial assets with respect to their Notes if the aggregate value of their Notes and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. This information reporting requirement is generally applicable for taxable years beginning after March 18, 2010. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your Notes.

We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.

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LINKED SHARE ISSUER AND LINKED SHARE INFORMATION

We urge you to read the following sections in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information” with respect to linked shares that are exchange-traded funds. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by a company issuing a linked share can be located by reference to the relevant linked share SEC file number specified below.

The summary information below regarding the companies issuing the linked shares comes from the issuers’ respective SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuers of the linked shares with the SEC. You are urged to refer to the SEC filings made by the relevant issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Description of Hypothetical Examples

Each linked share described below contains a Table of Hypothetical Values at Maturity, based on the assumptions outlined for each linked share, which demonstrates the return that you would have earned from (i) an investment in the Notes compared to (ii) a direct investment in the linked shares, based on certain percentage changes between the initial price and final price of the linked shares (prior to the deduction of any applicable brokerage fees or charges).

In each Table of Hypothetical Values at Maturity some amounts are rounded and actual returns may be different. The following is a general description of how the hypothetical values in each table were determined.

On the final valuation date, the final price of the linked shares is determined.

If the final price of the linked shares is at or above its initial price, you will receive a payment at maturity of $1,000, regardless of whether the protection price was ever reached or breached during the term of the Notes.

If the final price of the linked shares is below its initial price but the closing price of the linked shares never fell below the protection price during the term of the Notes, you will receive a payment at maturity of $1,000.

If the final price of the linked shares is below its initial price and the closing price of the linked shares fell below the protection price during the term of the Notes, you will receive, at our election, either (a) a number of shares equal to the physical delivery amount, plus a cash amount equal to the fractional shares multiplied by the final price or (b) the cash amount equal to the principal amount that you invested reduced by the percentage decrease in the price of the linked shares.

In any case, you would also have received the applicable interest payments during the term of the Notes. Since the reinvestment rate for each coupon payment is assumed to be 0.00%, assuming no change in the closing price of the linked shares from the initial valuation date to the final valuation date, if the coupon yield on the Notes exceeds the dividend yield on the linked shares, the total return on the Notes would be higher relative to the total return of an investment in the linked shares.

If you had invested directly in the linked shares for the same period, you would have received total cash payments representing the number of shares of the linked shares you could have purchased with your $1,000 investment on the initial valuation date (assuming you could invest in fractional shares) multiplied by the final price of the linked shares. In addition, investors will realize a payment in respect of dividends which will equal the dividend yield multiplied by the $1,000 investment. Investors should realize that for purposes of these calculations the dividend yield is calculated as of the initial valuation date and is held constant regardless of the final price of the linked shares.

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Since the reinvestment rate for any dividend payment is assumed to be 0.00%, assuming no change in the closing price of the linked shares from the initial valuation date to the final valuation date, if the coupon yield on the Notes was less than the dividend yield on the linked shares, the total return on the Notes would be lower relative to the total return of an investment in the linked shares.

In each instance, the percentage gain or loss from an investment in the Notes and a direct investment in the linked shares is set forth below in the Table of Hypothetical Values at Maturity.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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Alpha Natural Resources, Inc.

According to publicly available information, Alpha Natural Resources, Inc. (the “Company”) is a coal supplier. The Company supplies and exports metallurgical coal for use in the steel-making process and a major supplier of thermal coal to electric utilities and manufacturing industries across the country. The Company operates 61 mines and 14 coal preparation plants in Northern and Central Appalachia and the Powder River Basin, with approximately 6,400 employees.

The Company has two reportable segments: Eastern Coal Operations and Western Coal Operations. Eastern Coal Operations consists of the mines in Central and Northern Appalachia, the Company’s coal brokerage activities and its road construction business. Western Coal Operations consists of two Powder River Basin mines in Wyoming. The Company’s All Other category includes an idled underground mine in Illinois; expenses associated with closed mines; dry systems technologies; coal gas recovery; equipment sales and repair operations; terminal services; the leasing of mineral rights and general corporate overhead.

During 2009, the Company sold a total of 47.2 million tons of steam and metallurgical coal. Approximately 32% of the Company’s coal revenues combined with freight and handling revenues in 2009 was derived from sales made outside the United States, primarily in Brazil, Italy, Belgium, Canada, and Spain.

As of December 31, 2009, the Company owned or leased approximately 2.3 billion tons of proven and probable coal reserves.

The linked share’s SEC file number is 001-32331.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 30, 2004	N/A	N/A	N/A
December 31, 2004	N/A	N/A	N/A
March 31, 2005	$30.50	$21.65	$28.67
June 30, 2005	$29.50	$22.00	$23.88
September 30, 2005	$32.73	$23.83	$30.04
December 30, 2005	$30.47	$18.70	$19.21
March 31, 2006	$23.60	$19.25	$23.14
June 30, 2006	$27.46	$17.88	$19.62
September 29, 2006	$20.18	$14.41	$15.76
December 29, 2006	$17.07	$14.09	$14.23
March 30, 2007	$15.85	$12.32	$15.63
June 29, 2007	$21.07	$15.43	$20.79
September 28, 2007	$23.47	$15.92	$23.23
December 31, 2007	$35.20	$22.98	$32.48
March 31, 2008	$44.56	$22.37	$43.44
June 30, 2008	$108.62	$40.06	$104.29
September 30, 2008	$116.25	$42.68	$51.43
December 31, 2008	$50.69	$13.93	$16.19
March 31, 2009	$23.74	$14.53	$17.75
June 30, 2009	$32.94	$15.96	$26.27
September 30, 2009	$39.97	$21.87	$35.10
December 31, 2009	$46.52	$32.63	$43.38
March 31, 2010	$53.92	$38.70	$49.89
June 30, 2010	$55.70	$32.01	$33.87
August 5, 2010*	$42.97	$32.48	$42.78

*	High, low and closing prices are for the period starting July 1, 2010 and ending August 5, 2010.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: ANR

Initial price: $42.78

Protection level: 75.00%

Protection price: $32.09

Physical delivery amount: 23($1,000/Initial price)

Fractional shares: 0.375409

Coupon: 10.00% per annum

Maturity: August 31, 2011

Dividend yield: 0.00% per annum

Coupon amount monthly: $8.33

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Table of Hypothetical Values at Maturity

	1-Year Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	10.00%		100.00%
+ 90%	10.00%		90.00%
+ 80%	10.00%		80.00%
+ 70%	10.00%		70.00%
+ 60%	10.00%		60.00%
+ 50%	10.00%		50.00%
+ 40%	10.00%		40.00%
+ 30%	10.00%		30.00%
+ 20%	10.00%		20.00%
+ 10%	10.00%		10.00%
+ 5%	10.00%		5.00%

0%	10.00%		0.00%

	Protection Price Ever Breached?
	NO	YES
- 5%	10.00%	5.00%	-5.00%
- 10%	10.00%	0.00%	-10.00%
- 20%	10.00%	-10.00%	-20.00%
- 30%	N/A	-20.00%	-30.00%
- 40%	N/A	-30.00%	-40.00%
- 50%	N/A	-40.00%	-50.00%
- 60%	N/A	-50.00%	-60.00%
- 70%	N/A	-60.00%	-70.00%
- 80%	N/A	-70.00%	-80.00%
- 90%	N/A	-80.00%	-90.00%
- 100%	N/A	-90.00%	-100.00%

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Caterpillar Inc.

According to publicly available information, Caterpillar Inc. (the “Company”) was originally organized as Caterpillar Tractor Co. in 1925 in the State of California. In 1986, the Company reorganized as Caterpillar Inc. in the State of Delaware.

The Company operates in three principal lines of business:

1. Machinery—A principal line of business which includes the design, manufacture, marketing and sales of construction, mining and forestry machinery—track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, skid steer loaders, underground mining equipment, tunnel boring equipment and related parts. Also includes logistics services for other companies and the design, manufacture, remanufacture, maintenance and services of rail-related products.

2. Engines—A principal line of business including the design, manufacture, marketing and sales of engines for Caterpillar machinery, electric power generation systems, locomotives, marine, petroleum, construction, industrial, agricultural and other applications and related parts. Also includes remanufacturing of Caterpillar engines and a variety of Caterpillar machine and engine components and remanufacturing services for other companies. Reciprocating engines meet power needs ranging from 10 to 21,800 horsepower (8 to over 16 000 kilowatts). Turbines range from 1,600 to 30,000 horsepower (1,200 to 22,000 kilowatts).

3. Financial Products—A principal line of business consisting primarily of Caterpillar Financial Services Corporation (“Cat Financial”), Caterpillar Insurance Holdings, Inc. (“Cat Insurance”) and their respective subsidiaries. Cat Financial provides a wide range of financing alternatives to customers and dealers for Caterpillar machinery and engines, Solar gas turbines as well as other equipment and marine vessels. Cat Financial also extends loans to customers and dealers. Cat Insurance provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.

The linked share’s SEC file number is 001-00768.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 30, 2004	$40.65	$34.25	$40.23
December 31, 2004	$49.36	$38.40	$48.76
March 31, 2005	$49.98	$43.22	$45.72
June 30, 2005	$51.49	$41.35	$47.66
September 30, 2005	$59.87	$47.43	$58.75
December 30, 2005	$59.84	$48.30	$57.77
March 31, 2006	$77.20	$57.05	$71.81
June 30, 2006	$82.00	$64.41	$74.48
September 29, 2006	$75.43	$62.09	$65.80
December 29, 2006	$70.91	$58.85	$61.33
March 30, 2007	$68.43	$57.98	$67.03
June 29, 2007	$82.88	$65.87	$78.30
September 28, 2007	$87.00	$70.59	$78.43
December 31, 2007	$82.74	$67.00	$72.56
March 31, 2008	$78.62	$60.01	$78.29
June 30, 2008	$85.96	$72.56	$73.82
September 30, 2008	$75.87	$58.11	$59.60
December 31, 2008	$58.18	$32.00	$44.67
March 31, 2009	$47.05	$21.72	$27.96
June 30, 2009	$40.96	$27.50	$33.04
September 30, 2009	$54.70	$30.02	$51.33
December 31, 2009	$61.21	$47.50	$56.99
March 31, 2010	$64.42	$50.50	$62.85
June 30, 2010	$72.83	$55.51	$60.07
August 5, 2010*	$72.25	$58.07	$71.96

*	High, low and closing prices are for the period starting July 1, 2010 and ending August 5, 2010.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: CAT

Initial price: $71.96

Protection level: 80.00%

Protection price: $57.57

Physical delivery amount: 13($1,000/Initial price)

Fractional shares: 0.896609

Coupon: 8.50% per annum

Maturity: August 31, 2011

Dividend yield: 2.41% per annum

Coupon amount monthly: $7.08

FWP-9

Table of Hypothetical Values at Maturity

	1-Year Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	8.50%		102.41%
+ 90%	8.50%		92.41%
+ 80%	8.50%		82.41%
+ 70%	8.50%		72.41%
+ 60%	8.50%		62.41%
+ 50%	8.50%		52.41%
+ 40%	8.50%		42.41%
+ 30%	8.50%		32.41%
+ 20%	8.50%		22.41%
+ 10%	8.50%		12.41%
+ 5%	8.50%		7.41%

0%	8.50%		2.41%

	Protection Price Ever Breached?
	NO	YES
- 5%	8.50%	3.50%	-2.59%
- 10%	8.50%	-1.50%	-7.59%
- 20%	8.50%	-11.50%	-17.59%
- 30%	N/A	-21.50%	-27.59%
- 40%	N/A	-31.50%	-37.59%
- 50%	N/A	-41.50%	-47.59%
- 60%	N/A	-51.50%	-57.59%
- 70%	N/A	-61.50%	-67.59%
- 80%	N/A	-71.50%	-77.59%
- 90%	N/A	-81.50%	-87.59%
- 100%	N/A	-91.50%	-97.59%

FWP-10

Consol Energy Inc.

According to publicly available sources, Consol Energy Inc. (“the Company”) is a multi-fuel energy producer and energy services provider primarily serving the electric power generation industry in the United States. During the year ended December 31, 2009, the Company produced high-British thermal unit (Btu) bituminous coal from 16 mining complexes in the United States. The Company is the majority shareholder (83.3%) of CNX Gas Corporation (“CNX Gas”). CNX Gas primarily produces pipeline-quality coalbed methane gas from the Company’s coal properties in the Northern and the Central Appalachian basin, and oil and gas from properties in the Appalachian and Illinois Basins.

The Company’s production of approximately 59 million tons of coal in 2009 accounted for approximately 6% of the total tons produced in the United States and approximately 13% of the total tons produced east of the Mississippi River during 2009.

The Company has two principal business units: Coal and Gas. The principal activities of the Coal unit are mining, preparation and marketing of steam coal, sold primarily to power generators, and of metallurgical coal, sold to steel and coke producers. The principal activity of the Gas unit is to produce pipeline-quality methane gas for sale primarily to gas wholesalers. The Company’s All Other segment includes terminal services, river and dock services, industrial supply services and other business activities, including rentals of building and flight operations.

The Company was organized as a Delaware corporation in 1991.

The linked share’s SEC file number is 001-14901.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 30, 2004	$19.63	$14.92	$17.45
December 31, 2004	$21.95	$16.06	$20.53
March 31, 2005	$24.63	$18.58	$23.51
June 30, 2005	$27.50	$20.78	$26.79
September 30, 2005	$38.73	$26.90	$38.14
December 30, 2005	$39.87	$26.81	$32.59
March 31, 2006	$37.67	$30.00	$37.08
June 30, 2006	$49.09	$35.12	$46.72
September 29, 2006	$48.90	$28.10	$31.73
December 29, 2006	$38.71	$28.69	$32.13
March 30, 2007	$39.65	$29.15	$39.13
June 29, 2007	$49.85	$38.89	$46.11
September 28, 2007	$50.21	$34.37	$46.60
December 31, 2007	$74.18	$45.04	$71.52
March 31, 2008	$84.18	$53.66	$69.19
June 30, 2008	$119.10	$67.33	$112.37
September 30, 2008	$112.21	$36.25	$45.89
December 31, 2008	$44.13	$18.51	$28.58
March 31, 2009	$37.61	$22.49	$25.24
June 30, 2009	$44.11	$24.05	$33.96
September 30, 2009	$49.84	$28.61	$45.11
December 31, 2009	$53.50	$42.18	$49.80
March 31, 2010	$57.93	$41.81	$42.66
June 30, 2010	$46.94	$32.52	$33.76
August 5, 2010*	$39.82	$32.58	$38.94

*	High, low and closing prices are for the period starting July 1, 2010 and ending August 5, 2010.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: CNX

Initial price: $38.94

Protection level: 75.00%

Protection price: $29.21

Physical delivery amount: 25($1,000/Initial price)

Fractional shares: 0.680534

Coupon: 10.00% per annum

Maturity: August 31, 2011

Dividend yield: 0.77% per annum

Coupon amount monthly: $8.33

FWP-11

Table of Hypothetical Values at Maturity

	1-Year Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	10.00%		100.77%
+ 90%	10.00%		90.77%
+ 80%	10.00%		80.77%
+ 70%	10.00%		70.77%
+ 60%	10.00%		60.77%
+ 50%	10.00%		50.77%
+ 40%	10.00%		40.77%
+ 30%	10.00%		30.77%
+ 20%	10.00%		20.77%
+ 10%	10.00%		10.77%
+ 5%	10.00%		5.77%

0%	10.00%		0.77%

	Protection Price Ever Breached?
	NO	YES
- 5%	10.00%	5.00%	-4.23%
- 10%	10.00%	0.00%	-9.23%
- 20%	10.00%	-10.00%	-19.23%
- 30%	N/A	-20.00%	-29.23%
- 40%	N/A	-30.00%	-39.23%
- 50%	N/A	-40.00%	-49.23%
- 60%	N/A	-50.00%	-59.23%
- 70%	N/A	-60.00%	-69.23%
- 80%	N/A	-70.00%	-79.23%
- 90%	N/A	-80.00%	-89.23%
- 100%	N/A	-90.00%	-99.23%

FWP-12

The Dow Chemical Company

According to publicly available information, The Dow Chemical Company (the “Company”) was incorporated in 1947 under Delaware law and is the successor to a Michigan corporation, of the same name, organized in 1897. On April 1, 2009, the merger of Rohm and Haas Company (“Rohm and Haas”) with a subsidiary of the Company was completed, and Rohm and Haas became a wholly owned subsidiary of Dow.

The Company is engaged in the manufacture and sale of chemicals, plastic materials, agricultural products and services, advanced materials and other specialized products and services.

The Company’s principal executive offices are located at 2030 Dow Center, Midland, Michigan 48674, telephone 989-636-1000.

The Company’s diversified portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses deliver a range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2009, the Company and its consolidated subsidiaries had annual sales of $44.9 billion and employed approximately 52,000 people worldwide. The Company’s more than 5,000 products are manufactured at 214 sites in 37 countries across the globe.

The linked share’s SEC file number is 1-3433. Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 30, 2004	$45.40	$37.95	$45.18
December 31, 2004	$51.34	$41.82	$49.51
March 31, 2005	$56.75	$47.60	$49.85
June 30, 2005	$50.49	$42.95	$44.53
September 30, 2005	$49.36	$40.20	$41.67
December 30, 2005	$47.21	$40.55	$43.82
March 31, 2006	$45.15	$40.26	$40.60
June 30, 2006	$43.10	$37.01	$39.03
September 29, 2006	$39.97	$33.00	$38.98
December 29, 2006	$41.55	$38.13	$39.94
March 30, 2007	$47.26	$39.02	$45.86
June 29, 2007	$47.60	$43.71	$44.22
September 28, 2007	$47.96	$38.89	$43.06
December 31, 2007	$47.39	$39.20	$39.42
March 31, 2008	$40.00	$33.01	$36.85
June 30, 2008	$42.90	$34.64	$34.91
September 30, 2008	$38.50	$30.82	$31.78
December 31, 2008	$32.28	$14.93	$15.09
March 31, 2009	$16.68	$5.89	$8.43
June 30, 2009	$18.99	$8.14	$16.14
September 30, 2009	$27.24	$14.22	$26.07
December 31, 2009	$29.50	$23.15	$27.63
March 31, 2010	$31.65	$25.57	$29.57
June 30, 2010	$32.05	$23.42	$23.72
August 5, 2010*	$28.50	$22.43	$25.26

*	High, low and closing prices are for the period starting July 1, 2010 and ending August 5, 2010.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: DOW

Initial price: $25.26

Protection level: 80.00%

Protection price: $20.21

Physical delivery amount: 39($1,000/Initial price)

Fractional shares: 0.588282

Coupon: 9.00% per annum

Maturity: August 31, 2011

Dividend yield: 2.40% per annum

Coupon amount monthly: $7.50

FWP-13

Table of Hypothetical Values at Maturity

	1-Year Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	9.00%		102.40%
+ 90%	9.00%		92.40%
+ 80%	9.00%		82.40%
+ 70%	9.00%		72.40%
+ 60%	9.00%		62.40%
+ 50%	9.00%		52.40%
+ 40%	9.00%		42.40%
+ 30%	9.00%		32.40%
+ 20%	9.00%		22.40%
+ 10%	9.00%		12.40%
+ 5%	9.00%		7.40%

0%	9.00%		2.40%

	Protection Price Ever Breached?
	NO	YES
- 5%	9.00%	4.00%	-2.60%
- 10%	9.00%	-1.00%	-7.60%
- 20%	9.00%	-11.00%	-17.60%
- 30%	N/A	-21.00%	-27.60%
- 40%	N/A	-31.00%	-37.60%
- 50%	N/A	-41.00%	-47.60%
- 60%	N/A	-51.00%	-57.60%
- 70%	N/A	-61.00%	-67.60%
- 80%	N/A	-71.00%	-77.60%
- 90%	N/A	-81.00%	-87.60%
- 100%	N/A	-91.00%	-97.60%

FWP-14

Eldorado Gold Corporation

According to publicly available information, Eldorado Gold Corporation (the "Company”) is engaged in the production of, development of and exploration of gold. The Company is also engaged in the acquisition of gold properties. The Company’s business is presently focused in China and Turkey. The Company produces gold by mining and processing ore. As of December 31, 2009, the Company had four gold mines in production: the Kisladag Mine located near Usak, Turkey; the TJS Mine located in Qinghai Province, China; the Jinfeng Mine in southern China’s Guizhou Province; and the White Mountain Mine in northeast China’s Jilin Province. The Company’s key development properties are the Efemçukuru Project located in Turkey and the Eastern Dragon Project in northern China’s Heilongjiang.

The linked share’s SEC file number is 001-31522.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 30, 2004	$3.33	$2.10	$3.26
December 31, 2004	$3.61	$2.80	$2.95
March 31, 2005	$3.40	$2.61	$2.87
June 30, 2005	$2.95	$2.02	$2.67
September 30, 2005	$3.73	$2.52	$3.55
December 30, 2005	$5.38	$2.85	$4.90
March 31, 2006	$5.68	$3.91	$4.78
June 30, 2006	$5.80	$4.03	$4.83
September 29, 2006	$5.12	$3.96	$4.35
December 29, 2006	$6.17	$3.82	$5.40
March 30, 2007	$6.55	$4.76	$5.83
June 29, 2007	$6.50	$5.40	$5.83
September 28, 2007	$7.16	$3.25	$6.05
December 31, 2007	$7.06	$5.13	$5.80
March 31, 2008	$7.88	$5.50	$6.82
June 30, 2008	$8.77	$6.40	$8.65
September 30, 2008	$9.34	$5.40	$6.26
December 31, 2008	$8.23	$2.38	$7.95
March 31, 2009	$9.70	$6.44	$9.00
June 30, 2009	$10.42	$7.15	$8.95
September 30, 2009	$12.28	$7.93	$11.40
December 31, 2009	$14.82	$10.43	$14.17
March 31, 2010	$15.40	$11.39	$12.08
June 30, 2010	$19.07	$12.20	$17.96
August 5, 2010*	$17.84	$15.22	$17.11

*	High, low and closing prices are for the period starting July 1, 2010 and ending August 5, 2010.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: EGO

Initial price: $17.11

Protection level: 75.00%

Protection price: $12.83

Physical delivery amount: 58($1,000/Initial price)

Fractional shares: 0.445354

Coupon: 9.50% per annum

Maturity: August 31, 2011

Dividend yield: 0.28% per annum

Coupon amount monthly: $7.92

FWP-15

Table of Hypothetical Values at Maturity

	1-Year Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	9.50%		100.28%
+ 90%	9.50%		90.28%
+ 80%	9.50%		80.28%
+ 70%	9.50%		70.28%
+ 60%	9.50%		60.28%
+ 50%	9.50%		50.28%
+ 40%	9.50%		40.28%
+ 30%	9.50%		30.28%
+ 20%	9.50%		20.28%
+ 10%	9.50%		10.28%
+ 5%	9.50%		5.28%

0%	9.50%		0.28%

	Protection Price Ever Breached?
	NO	YES
- 5%	9.50%	4.50%	-4.72%
- 10%	9.50%	-0.50%	-9.72%
- 20%	9.50%	-10.50%	-19.72%
- 30%	N/A	-20.50%	-29.72%
- 40%	N/A	-30.50%	-39.72%
- 50%	N/A	-40.50%	-49.72%
- 60%	N/A	-50.50%	-59.72%
- 70%	N/A	-60.50%	-69.72%
- 80%	N/A	-70.50%	-79.72%
- 90%	N/A	-80.50%	-89.72%
- 100%	N/A	-90.50%	-99.72%

FWP-16

Foster Wheeler AG

According to publicly available sources, Foster Wheeler AG (the “Company”) was incorporated under the laws of Switzerland on November 18, 2008 and registered in the commercial register of the Canton of Zug, Switzerland on November 25, 2008 as a wholly-owned subsidiary of Foster Wheeler Ltd.

As of December 31, 2009, the Company operated through two business groups, which also constitute separate reportable segments: the Global Engineering and Construction Group, which it refers to as the Global E&C Group, and the Global Power Group. The Global E&C Group, which operates worldwide, designs, engineers and constructs onshore and offshore upstream oil and gas processing facilities, natural gas liquefaction facilities and receiving terminals, gas-to-liquids facilities, oil refining, chemical and petrochemical, pharmaceutical, biotechnology facilities and related infrastructure, including power generation and distribution facilities, and gasification facilities. The Global Power Group designs, manufactures, and erects steam generating and auxiliary equipment for electric power generating stations and industrial facilities worldwide. As of December 31, 2009, the Company employed 13,446 full-time, temporary and agency personnel.

The linked share’s SEC file number is 001-31305.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 30, 2004	N/A	N/A	N/A
December 31, 2004	N/A	N/A	N/A
March 31, 2005	N/A	N/A	N/A
June 30, 2005	$9.85	$7.32	$9.83
September 30, 2005	$15.72	$9.67	$15.45
December 30, 2005	$18.95	$13.13	$18.39
March 31, 2006	$26.85	$17.99	$23.66
June 30, 2006	$26.44	$17.43	$21.60
September 29, 2006	$22.43	$16.01	$19.30
December 29, 2006	$28.47	$19.03	$27.57
March 30, 2007	$29.79	$23.25	$29.20
June 29, 2007	$55.19	$28.97	$53.50
September 28, 2007	$68.39	$42.18	$65.64
December 31, 2007	$84.20	$63.24	$77.51
March 31, 2008	$85.65	$46.08	$56.62
June 30, 2008	$79.97	$55.86	$73.15
September 30, 2008	$75.00	$30.51	$36.11
December 31, 2008	$35.29	$13.86	$23.38
March 31, 2009	$28.18	$12.73	$17.47
June 30, 2009	$28.73	$17.00	$23.75
September 30, 2009	$35.81	$18.33	$31.91
December 31, 2009	$33.95	$27.48	$29.44
March 31, 2010	$35.01	$23.98	$27.14
June 30, 2010	$32.37	$20.54	$21.06
August 5, 2010*	$24.37	$20.34	$22.78

*	High, low and closing prices are for the period starting July 1, 2010 and ending August 5, 2010.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: FWLT

Initial price: $22.78

Protection level: 75.00%

Protection price: $17.09

Physical delivery amount: 43($1,000/Initial price)

Fractional shares: 0.898156

Coupon: 9.50% per annum

Maturity: August 31, 2011

Dividend yield: 0.00% per annum

Coupon amount monthly: $7.92

FWP-17

Table of Hypothetical Values at Maturity

	1-Year Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	9.50%		100.00%
+ 90%	9.50%		90.00%
+ 80%	9.50%		80.00%
+ 70%	9.50%		70.00%
+ 60%	9.50%		60.00%
+ 50%	9.50%		50.00%
+ 40%	9.50%		40.00%
+ 30%	9.50%		30.00%
+ 20%	9.50%		20.00%
+ 10%	9.50%		10.00%
+ 5%	9.50%		5.00%

0%	9.50%		0.00%

	Protection Price Ever Breached?
	NO	YES
- 5%	9.50%	4.50%	-5.00%
- 10%	9.50%	-0.50%	-10.00%
- 20%	9.50%	-10.50%	-20.00%
- 30%	N/A	-20.50%	-30.00%
- 40%	N/A	-30.50%	-40.00%
- 50%	N/A	-40.50%	-50.00%
- 60%	N/A	-50.50%	-60.00%
- 70%	N/A	-60.50%	-70.00%
- 80%	N/A	-70.50%	-80.00%
- 90%	N/A	-80.50%	-90.00%
- 100%	N/A	-90.50%	-100.00%

FWP-18

International Paper Company

According to publicly available information, International Paper Company (the “Company”) is a global paper and packaging company that is complemented by an extensive North American merchant distribution system, with primary markets and manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa.

The Company is a New York corporation, incorporated in 1941 as the successor to the New York corporation of the same name organized in 1898.

The linked share’s SEC file number is 001-03157.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 30, 2004	$44.65	$38.24	$40.41
December 31, 2004	$42.52	$37.16	$42.00
March 31, 2005	$42.48	$35.67	$36.79
June 30, 2005	$37.91	$30.16	$30.21
September 30, 2005	$34.95	$29.45	$29.80
December 30, 2005	$34.90	$26.97	$33.61
March 31, 2006	$36.39	$32.10	$34.57
June 30, 2006	$37.98	$30.69	$32.30
September 29, 2006	$36.00	$31.52	$34.63
December 29, 2006	$35.63	$31.85	$34.10
March 30, 2007	$38.00	$32.75	$36.40
June 29, 2007	$39.94	$36.34	$39.05
September 28, 2007	$41.57	$31.06	$35.87
December 31, 2007	$37.30	$31.43	$32.38
March 31, 2008	$33.77	$26.59	$27.20
June 30, 2008	$29.37	$23.15	$23.30
September 30, 2008	$31.07	$21.66	$26.18
December 31, 2008	$26.64	$10.20	$11.80
March 31, 2009	$12.74	$3.93	$7.04
June 30, 2009	$15.96	$6.82	$15.13
September 30, 2009	$25.30	$13.82	$22.23
December 31, 2009	$27.78	$20.62	$26.78
March 31, 2010	$28.61	$21.66	$24.61
June 30, 2010	$29.25	$20.50	$22.63
August 5, 2010*	$25.73	$21.96	$24.63

*	High, low and closing prices are for the period starting July 1, 2010 and ending August 5, 2010.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: IP

Initial price: $24.63

Protection level: 75.00%

Protection price: $18.47

Physical delivery amount: 40($1,000/Initial price)

Fractional shares: 0.600893

Coupon: 9.50% per annum

Maturity: August 31, 2011

Dividend yield: 0.85% per annum

Coupon amount monthly: $7.92

FWP-19

Table of Hypothetical Values at Maturity

	1-Year Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	9.50%		100.85%
+ 90%	9.50%		90.85%
+ 80%	9.50%		80.85%
+ 70%	9.50%		70.85%
+ 60%	9.50%		60.85%
+ 50%	9.50%		50.85%
+ 40%	9.50%		40.85%
+ 30%	9.50%		30.85%
+ 20%	9.50%		20.85%
+ 10%	9.50%		10.85%
+ 5%	9.50%		5.85%

0%	9.50%		0.85%

	Protection Price Ever Breached?
	NO	YES
- 5%	9.50%	4.50%	-4.15%
- 10%	9.50%	-0.50%	-9.15%
- 20%	9.50%	-10.50%	-19.15%
- 30%	N/A	-20.50%	-29.15%
- 40%	N/A	-30.50%	-39.15%
- 50%	N/A	-40.50%	-49.15%
- 60%	N/A	-50.50%	-59.15%
- 70%	N/A	-60.50%	-69.15%
- 80%	N/A	-70.50%	-79.15%
- 90%	N/A	-80.50%	-89.15%
- 100%	N/A	-90.50%	-99.15%

FWP-20

KeyCorp

According to publicly available information, KeyCorp (the “Company”), organized in 1958 under the laws of the State of Ohio, is headquartered in Cleveland, Ohio. The Company is a bank holding company and a financial holding company and is one of the nation’s largest bank-based financial services companies, with consolidated total assets of $93.3 billion at December 31, 2009. The Company is the parent holding company for KeyBank National Association (“KeyBank”), its principal subsidiary, through which most of its banking services are provided. Through KeyBank and certain other subsidiaries, the Company provides a wide range of retail and commercial banking, commercial leasing, investment management, consumer finance and investment banking products and services to individual, corporate and institutional clients through two major business groups, Community Banking and National Banking. As of December 31, 2009, these services were provided across the country through KeyBank’s 1,007 full-service retail banking branches in fourteen states, additional offices, a telephone banking call center services group and a network of 1,495 automated teller machines in sixteen states. The Company and its subsidiaries had an average of 16,698 full-time equivalent employees for 2009.

The linked share’s SEC file number is 001-11302.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 30, 2004	$32.02	$29.00	$31.60
December 31, 2004	$34.50	$31.35	$33.90
March 31, 2005	$34.05	$31.02	$32.45
June 30, 2005	$33.79	$31.52	$33.15
September 30, 2005	$34.99	$31.65	$32.25
December 30, 2005	$34.05	$30.10	$32.93
March 31, 2006	$37.67	$32.96	$36.80
June 30, 2006	$38.31	$34.24	$35.68
September 29, 2006	$38.15	$34.48	$37.44
December 29, 2006	$38.62	$35.73	$38.03
March 30, 2007	$39.90	$35.94	$37.47
June 29, 2007	$38.95	$34.15	$34.33
September 28, 2007	$37.09	$31.38	$32.33
December 31, 2007	$34.05	$21.56	$23.45
March 31, 2008	$27.23	$20.19	$21.95
June 30, 2008	$26.12	$10.80	$10.98
September 30, 2008	$16.00	$7.94	$11.94
December 31, 2008	$15.20	$4.99	$8.52
March 31, 2009	$9.31	$4.84	$7.87
June 30, 2009	$9.81	$4.46	$5.24
September 30, 2009	$7.06	$4.40	$6.50
December 31, 2009	$6.85	$5.29	$5.55
March 31, 2010	$8.18	$5.65	$7.75
June 30, 2010	$9.84	$7.18	$7.69
August 5, 2010*	$8.91	$7.14	$8.46

*	High, low and closing prices are for the period starting July 1, 2010 and ending August 5, 2010.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: KEY

Initial price: $8.46

Protection level: 70.00%

Protection price: $5.92

Physical delivery amount: 118($1,000/Initial price)

Fractional shares: 0.203310

Coupon: 10.10% per annum

Maturity: August 31, 2011

Dividend yield: 0.49% per annum

Coupon amount monthly: $8.42

FWP-21

Table of Hypothetical Values at Maturity

	1-Year Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	10.10%		100.49%
+ 90%	10.10%		90.49%
+ 80%	10.10%		80.49%
+ 70%	10.10%		70.49%
+ 60%	10.10%		60.49%
+ 50%	10.10%		50.49%
+ 40%	10.10%		40.49%
+ 30%	10.10%		30.49%
+ 20%	10.10%		20.49%
+ 10%	10.10%		10.49%
+ 5%	10.10%		5.49%

0%	10.10%		0.49%

	Protection Price Ever Breached?
	NO	YES
- 5%	10.10%	5.10%	-4.51%
- 10%	10.10%	0.10%	-9.51%
- 20%	10.10%	-9.90%	-19.51%
- 30%	10.10%	-19.90%	-29.51%
- 40%	N/A	-29.90%	-39.51%
- 50%	N/A	-39.90%	-49.51%
- 60%	N/A	-49.90%	-59.51%
- 70%	N/A	-59.90%	-69.51%
- 80%	N/A	-69.90%	-79.51%
- 90%	N/A	-79.90%	-89.51%
- 100%	N/A	-89.90%	-99.51%

FWP-22